EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
The Children’s Place, Inc.
Secaucus, New Jersey:

We consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-88378) pertaining to the registration of 2,000,000 Common Shares, Form S-8 (No. 333-176569) pertaining to the registration of 2,000,000 Common Shares and Form S-8 (No. 333-212158) pertaining to the registration of 715,000 Common Shares of The Children’s Place, Inc. and subsidiaries, of our reports dated March 21, 2019, with respect to the consolidated financial statements of The Children’s Place, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of The Children’s Place, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended February 2, 2019.

/S/ Ernst & Young LLP
Iselin, New Jersey
March 21, 2019